                                                              Exhibit (d)(xviii)


May 20, 2005


Evelyn Dilsaver,
President and Chief Executive Officer,
Schwab Capital Trust
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Target Retirement Funds

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit the net operating expenses of each of the above-named funds as noted in the table below and described in the fund's registration statement to be filed with the Securities and Exchange Commission.


                        NET
                     OPERATING
                      EXPENSE    GUARANTEED
FUND                   LIMIT      THROUGH:
SCHWAB TARGET 2010     0.06%      2/27/06
FUND

SCHWAB TARGET 2020     0.04%
FUND                              2/27/06

SCHWAB TARGET 2030     0.03%      2/27/06
FUND

SCHWAB TARGET 2040     0.01%      2/27/06
FUND

SCHWAB RETIREMENT      0.10%      2/27/06
INCOME FUND


Sincerely,


/s/ Stephen B. Ward                         /s/ Carolyn Stewart
-------------------                         -------------------
    Stephen B. Ward                         Carolyn Stewart,
    Senior Vice President and Chief         Vice President, Schwab Product
    Investment Officer, Charles             Management
    Schwab Investment Management, Inc.      Charles Schwab & Co., Inc.

cc:
Jody Stuart
Michael Bonardi
George Pereira
Mei-Luh Lee
Gregory J. Hand